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                                                                    EXHIBIT 99.1

                             CAPITAL HOLDINGS, INC.






July 15, 1999




Dear Shareholders:

At the May 5, 1999 Annual Meeting of Capital Holdings, Inc., shareholders approved a three-for-one stock split to shareholders of record as of June 30, 1999. Enclosed is your stock certificate reflecting the three-for-one stock split.

A quarterly cash dividend will also be paid to shareholders of record as of June 30, 1999, with a payable date of July 25, 1999. As a result of the stock split, the adjusted rate of this quarterly cash dividend will be 8 cents per share.

By having quarterly stock valuations, paying quarterly cash dividends, becoming listed on the NASDAQ Bulletin Board, selecting a professional stock transfer agent, beginning to work with brokerage firms to make a market for our stock, and initiating the three-for-one stock split, we are taking the steps necessary to make Capital Holdings, Inc. a readily marketable public security.

If you have any questions about the stock split, or the accounts we offer, please do give us a call. Your relationship and comments are very important to us.

Very truly yours,



/s/ John S. Szuch                                    /s/ Robert A. Sullivan
John S. Szuch                                        Robert A. Sullivan
Chairman                                             President



Enclosure


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                             CAPITAL HOLDINGS, INC.
                             PRESS RELEASE EXCERPTS
                                  JULY 15, 1999



SYLVANIA, Ohio, July 19/PRNewswire/ -- At the May 5, 1999 Annual Meeting of Capital Holdings, Inc., (OTC Bulletin Board: CLHD), shareholders approved a three for one stock split to shareholders of record as of June 25, 1999. The three for one stock split was payable July 15, 1999.

A quarterly cash dividend will also be paid to shareholders of record as of June 30, 1999, with a payable date of July 25, 1999. As a result of the stock split, the adjusted rate of this quarterly cash dividend will be .08 cents per share.